As filed with the Securities and Exchange Commission on August 10, 2004 Registration No.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     B2DIGITAL
                                  Formally Known as

                        TELECOMMUNICATION PRODUCTS, INC.


                 (Name of small business issuer in its charter)


   Delaware                       3661                          84-0916299
(State  of  other               (Primary  Standard                (IRS  Employer
 jurisdiction                     Industrial                   Identification
of  incorporation)        Classification  Code  Number)               Number)

                          9171 Wilshire Blvd., Suite B
                             Beverly Hills, CA 90210
                                 (310) 281-2571
          (Address and telephone number of principal executive offices)

                          9171 Wilshire Blvd., Suite B
                             Beverly Hills, CA 90210
                                 (310) 281-2571
(Address of principal place of business or intended principal place of business)

                     Robert Russell, Chief Executive Officer
                          9171 Wilshire Blvd., Suite B
                             Beverly Hills, CA 90210
                                 (310) 281-2571
            (Name, address and telephone number of agent for service)

                          Copies of communications to:
                                 Michael S. Krome
                                   8 Teak Court
                               Lake Grove, New York  11755
                                    (631) 737-8381


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed
Title of each class of . . . . . . . . .  Proposed maximum    maximum               Amount of
securities to be . . . . . . . . . . . .  Amount to be       offering price per    Aggregate        registration fee
 registered. . . . . . . . . . . . . . .  registered(1)      security(2)           offering price
----------------------------------------  -----------------  --------------------  ---------------

Common stock, par value $.0001 per share     255,667,000,,000   $ 0.02             $     5,200,000    $       478.40
----------------------------------------  -----------------  --------------------  ---------------  -----------------

(1)  Pursuant  to  Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to  cover  additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends  or  similar  transactions.

(2)  Estimated  solely  for  the purpose of computing the amount of the registration fee pursuant to Rule 457(c). For the  purposes  of  this  table,  we  have  used the average of the  closing bid and ask prices of the common stock as traded  in  the  over  the  counter  market  and reported on the OTC Electronic Bulletin Board on July 30, 2004.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

                                  B2DIGITAL, INC.

This prospectus relates to the sale of up to 255,667,000 shares of our common stock by current stockholders and by Equities First Holdings, LLC., which will become a shareholder pursuant to an Investment Agreement. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under the Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Equities First Holdings, which permits us to "put" up to $5 million in shares of common stock to Equities First Holdings, LLC. All costs associated with this registration will be borne by us.

The  selling  stockholders  consist  of:

B2 Networks, LLC.                     2,667,000
John Brazier,                         2,000,000
William Krusheski                     1,000,000
Equities  First Holdings, LLC.      250,000,000


The shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol BTWO.OB. On July 30, 2004,the last reported sale price of our common stock was $0.02 per share.

Equities First Holdings, LLC and Park Capital Securities are "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under the Investment Agreement. Equities First will pay us 94% of the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit. The shares issued to B2Networks, Inc., John Brazier and William Krusheski were issued in a prior private placement. This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss.



                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     SUBJECT TO COMPLETION, THE DATE OF THIS PROSPECTUS IS JULY 30, 2004

                                TABLE OF CONTENTS

PROSPECTUS  SUMMARY                                                      5
OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE                7
RISK  FACTORS                                                            8
USE  OF  PROCEEDS                                                       13
DILUTION                                                                14
CAPITALIZATION                                                          15
DIVIDEND  POLICY                                                        16
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
    CONDITION  AND  RESULTS  OF  OPERATIONS                             16
DESCRIPTION  OF  BUSINESS                                               21
DESCRIPTION  OF  PROPERTY                                               29
MANAGEMENT                                                              29
LIMITATIONS ON OFFICER AND DIRECTOR LIABILITY                           30
EXECUTIVE  COMPENSATION                                                 32
RELATED  PARTY  TRANSACTIONS                                            34
MARKET  FOR  OUR  COMMON  STOCK                                         34
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT   35
SELLING  STOCKHOLDERS                                                   36
DESCRIPTION  OF  SECURITIES                                             37
PLAN  OF  DISTRIBUTION                                                  38
LEGAL  PROCEEDINGS                                                      39
LEGAL  MATTERS                                                          40
EXPERTS                                                                 40
FINANCIAL  STATEMENTS                                                   42

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.

OUR  COMPANY

We provide in-room, on-demand video entertainment and satellite services to the lodging industry. Our technology delivers DVD-quality images via traditional cable networks and satellite channels. We also provide pay-per-view and free-to-guest television service in small hotels in the U.S. and the Caribbean. On March 31, 2003, we entered into a contact for the acquisition of the assets of Hotel Movie Network, Inc., which consist of contract rights with Pay Per View and Cable/Satellite access for approximately 8,000 installed rooms and associated hardware. The purchase transaction closed on August 1, 2003. Our revenues for the year end of 2004 were $467,477.Our net loss for the same period were $(2,221,318).

HOW  TO  CONTACT  US

Our principal executive offices are located at 9171 Wilshire Blvd., Suite B, Beverly Hills, California. Our phone number is (310) 281-2571.

THE  OFFERING

This prospectus relates to the sale of up to 255,667,000 shares of our Common stock by four entities: two current stockholders, and Equities First Holdings, LLC. which will become a stockholder pursuant to a put right under an Investment Agreement that we have entered into with Equities First.

The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:

Shareholder                                              Number of Shares
---------------------------------------             ----------------------

B2 Networks, LLC.                                          2,667,000
John Brazier,                                              2,000,000
William Krusheski                                          1,000,000
Equities  First Holdings,  LLC.                           250,000,000
                                                          -----------

Total  common  stock  being  registered                   255,667,000

(1) Assumes we put 250,000,000 Shares to Equities First during the term of the Investment Agreement.


We have entered into an Investment Agreement with Equities First Holdings, LLC also referred to as an Equity Line of Credit. This agreement provides that, following notice to Equities First, we may put to Equities First up to $5 million in shares of our common stock for a purchase price equal to 94% of the lowest closing bid price on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either:
(A) 200% of the average daily volume in the U.S. market of the common stock for the 20 trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or
(B) $10,000. No single put can exceed $1,000,000. In turn, Equities First has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the sale of our stock by Equities First either in the open market or to other investors through negotiated transactions.

Equities  First will only purchase shares when we meet the following conditions:

- a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line;

- our common stock has not been suspended from trading for a period of five consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to de-list or suspend our common stock;

- we have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

- no injunction has been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock;

- the registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or which would require public disclosure or an update supplement to the prospectus; and

- We have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have commenced any proceedings under any bankruptcy or insolvency laws.

The  Investment Agreement will terminate when any of the following events occur:

-  Equities First has purchased an aggregate of $5,000,000 of our common stock;

-  36  months  after  the  SEC  declares  this registration statement effective;

-  we  file  or  otherwise  enter  an  order  for  relief  in  bankruptcy;

- trading of our common stock is suspended for a period of 5 consecutive trading days; or

-  our  common  stock  ceases  to  be  registered  under  the  1934  Act.

We are also registering for sale 5,667,000 shares of outstanding common stock which were issued in a private placement to B2Networks, Inc. John M Brazier and William Krusheski. prior to the filing of the registration statement of which this prospectus is a part.

OUR  CAPITAL  STRUCTURE  AND  SHARES  ELIGIBLE  FOR  FUTURE  SALE

The  following  table  outlines  our  capital  stock  as  of June 30, 2004:

Common Stock outstanding
Before the offering                      74,706,704  shares
After the offering                      324,706,704  shares(1)


(1) Assumes we put 250,000,000 shares to Equities First during the term of the Investment Agreement.

SUMMARY  FINANCIAL  INFORMATION

The following summary financial information has been derived from our financial statements and should be read in conjunction with the financial statements and the related notes thereto appearing elsewhere in this prospectus.


                                  3/31/04
                                 ---------
Balance  Sheet  Data:
Total  Assets                   $1,665,586
Total  Liabilities              $  822,550
Total  Stockholders'  Equity    $ (595,642)

Statement  of  Operations:
Revenues                        $ 467,477

Expenses                        $(2,688,796)
Other  income                   $ 385,935
Net  Income  (Loss)             $(2,221,319)
Income  (Loss)  Per  Share      $   (0.48)
Shares  Used  In  Computing
Net  Income (Loss) Per Share   46,485,000


                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment. We are a development stage company because we have yet to achieve significant revenues.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT WHICH MAY CONTINUE IN THE FUTURE AND WHICH MAY PREVENT US FROM OPERATING AND EXPANDING OUR BUSINESS.

We have incurred significant net operating losses in each of the years ended March 31, 2003 and 2004. We realized a net loss of $2,221,319 for the twelve months ended March 31, 2004, as compared to incurring a net loss of $426,475 for the twelve months ended March 31, 2003. Our accumulated deficit through March 2004 was $5,034,300. We may continue to incur losses and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from operating and expanding our business.

OUR INDEPENDENT AUDITORS HAVE ISSUED A GOING CONCERN OPINION DUE TO OUR RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

Our audited financial statements for the fiscal year ended March 31, 2004, reflect a net loss of $2,221,318. These conditions raised substantial doubt about our ability to continue as a going concern if we do not acquire sufficient additional funding or alternative sources of capital to meet our working capital needs. If we do not obtain additional funding, we may not be able to continue operations.

WE NEED AND MAY BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD DILUTE OUR STOCKHOLDERS' INTERESTS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS.

Historically, we have relied upon cash from financing activities to fund all of the cash requirements of our activities. We have not been able to generate any cash from our operating activities in the past and we may not be able to generate any significant cash in the future. Although we believe our Investment Agreement with Equities First will provide sufficient funding for at least the Next twelve months, we may require new financing commitments. Deteriorating global economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. Any future equity financing may also dilute existing stockholders' equity. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. If we find additional financing with satisfactory terms, your interests may be diluted an we may have to accept restrictions on our business.

WE ONLY RECENTLY ACQUIRED HOTEL MOVIE NETWORK AND IF WE CAN NOT IMPLEMENT OUR PLANS, WE MAY NEVER BECOME PROFITABLE.

Our business model includes leveraging the assets we acquired from Hotel Movie Network, Inc. We have just begun to incorporate these assets into our company. Accordingly, we are unable to predict the demand for our services and are therefore unable to predict whether our business model may be sustained. If we are unable to generate significant revenues under our current business model, we may never become profitable and, if we become profitable, we may not be able to sustain profitability.


OUR REVENUES, IF ANY, MAY BE AFFECTED BY THE SEASONAL OCCUPANCY RATES OF HOTELS WE DO BUSINESS WITH.

Our revenue, if any, will partly depend on the occupancy rate of the hotel properties we serve. Occupancy rates can vary season to season based on the property's location and attractions nearby. Generally, occupancy rates are higher during the summer and lower during the winter. Occupancy rates affect our potential number of customers, which affects our revenue. Because we do not control occupancy rates, we may not be able to significantly influence negative trends or seasonality in our revenues, if any.

OUR  REVENUES,  IF  ANY,  WILL  BE  AFFECTED  BY  FACTORS  OUT  OF  OUR CONTROL.

In addition to occupancy rates, our revenues will be affected by many factors out of our control including:

- the rate at which hotel guests buy our services; - the popularity of movies we license;
- the amount of marketing studios use to promote their movies; and - other entertainment options at the hotel property.

While we may decide which hotels we enter into contracts with, many factors out of our control will ultimately affect the rate at which guests buy our services. We do not control all of the factors that could influence guests to make a decision to buy our services and therefore we can not control the amount of revenues we generate.

WE DEPEND ON THIRD PARTIES FOR OUR PROGRAMMING CONTENT AND IF THEY INCREASE THEIR FEES, OUR PROFITABILITY COULD BE AFFECTED.

Our programming content is provided by third parties. We currently pay a fee for the right to broadcast their programming. If these third parties increase their fees, we will have to either pass the increased costs on to our customers which could adversely affect our revenues or our profitability may decrease.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND BECOME PROFITABLE.

Our business strategy envisions a period of rapid growth that may strain our administrative and operational resources. Our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salespersons and other personnel. We may not be able to manage our growth, particularly if our losses continue or if we are unable to obtain sufficient financing. If we are unable to successfully manage our growth, we may not be able to implement our business plan and become profitable.

IF WE CAN NOT PROTECT OUR PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THE MARKETPLACE.

We will rely on a combination of trade secrets and contractual provisions to protect our proprietary rights and products. These protections may not be adequate and competitors may independently develop technologies that are similar or identical to our products. We may experience delays in the introduction and market acceptance of new products due to the expense of adopting new technology and customer resistance to learning new technology. If we can not protect our proprietary rights and intellectual property, we may not be able to compete effectively in the marketplace.

IF COMMUNICATIONS TO OUR PRIMARY SERVERS ARE INTERRUPTED, OUR OPERATIONS MAY NOT GENERATE REVENUE.

Although our servers are maintained by our host, all of our primary servers are vulnerable to interruption by damage from fire, flood, power loss, telecommunications failure, break-ins, terrorist attacks and other events beyond our control. We do not maintain business interruption insurance. A significant system disruption would adversely affect our business, because we would be unable to deliver our services during the disruption and may therefore lose existing and potential customers.

WE OPERATE WITHIN A HIGHLY COMPETITIVE MARKET AND IF WE DO NOT SUCCEED IN ATTRACTING CUSTOMERS, WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

The market for on-demand video entertainment and satellite services is extremely competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer preferences, brand name recognition and marketing and the development of new and competing technologies. We expect that existing businesses that compete with us have greater financial resources than we do and will be able to undertake more extensive marketing campaigns and adopt more aggressive advertising sales policies than we can. If we can not compete successfully, we may not be able to implement our business plan.


                RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THIS OFFERING.

The sale of shares pursuant to our Investment Agreement with Equities First may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Equities First to draw down on the full equity line with Equities First. If our stock price decreases, then our existing stockholders would experience greater dilution.

EQUITIES FIRST WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH MAY CAUSE OUR STOCK PRICE TO DECREASE.

Pursuant to our Investment Agreement, we will issue our common stock at a 6% discount to the lowest closing bid price of our common stock during the five day period following our notice to Equities First of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline.

                       RISKS RELATING TO OUR COMMON STOCK

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES FOR A PROFIT.

The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended September 18, 2002, the price of our common stock ranged from $2.00 to $.01 per share. Our stock price could be subject to wide fluctuations in response to factors such as:

- actual or anticipated variations in quarterly operating results; - announcements of technological innovations, new products or services by us or our competitors;
- changes in our financial estimates or recommendations by securities analysts regarding us or our competitors;
- the addition or loss of strategic relationships or relationships with our key customers;
- announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; - legal, regulatory or political developments; - additions or departures of key personnel; - sales of our common stock by insiders or stockholders; and
-    general  market  conditions.

In addition, the stock market in general, and the Over-The-Counter Bulletin Board and the market for on demand video entertainment and satellite services companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

OUR COMMON STOCK IS A "PENNY STOCK," AND COMPLIANCE WITH REQUIREMENTS FOR DEALING IN PENNY STOCKS MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

-  Deliver  a  standardized  risk  disclosure  document  prepared  by  the  SEC;

- Provides the customer with current bid and offers quotations for the penny stock;

- Explain the compensation of the broker-dealer and its salesperson in the transaction;

- Provide monthly account statements showing the market value of each penny stock held in the customer's account;

- Make a special written determination that the penny stock is a suitable investment for the purchaser and receives the purchaser's; and

-  Provide  a  written  agreement  to  the  transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP.

Our common stock trades on the OTC Bulletin Board. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Equities First under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 94% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the date of our notice of election to exercise our put.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The table assumes estimated offering expenses of $25,000.


                                                          Proceeds          Proceeds
                                                          If 100% or        If 50% or
                                                         250,000,000       125,000,000
                                                        shares sold*      shares sold*
                                                        -------------     ------------
Gross Proceeds                                           $5,000,000         $2,500,000
Estimated remaining accounting, legal and
 associated expenses of Offering                         $   25,000         $   25,000
                                                         ----------         ----------
Net Proceeds                                             $4,975,000         $2,475,000
                                                         ===========        ==========
                                                         Priority Proceeds   Proceeds
                                                         -----------------  ----------
Deployment of existing technology                        $3,504,521         $1,029,521
Short term debt and interest                        1st  $  308,100         $  308,100
Working capital and general corporate expenses      2nd  $  218,500         $  218,500
New product development and testing                 3rd  $  500,000         $  500,000
Expansion of internal operations                    4th  $  318,879         $  318,879
Hotel Movie Network                                 5th  $   75,000         $   75,000
Facilities and capital expenditures                 6th  $   50,000         $   25,000
                                                         ----------          ----------
                                                         $4,975,000         $2,475,000
                                                         ==========         ==========

* We can not predict with accuracy the number of shares we will issue pursuant to the Equity Line of Credit primarily because the number of shares we issue will depend on our future stock price. Additionally, we have not determined at this time the amount of draw-downs we will initiate in the future. The share numbers in this chart are estimates only.


The short term debt to be repaid consists of bonds and notes. $75,600 in bonds that are interest bearing and pay 8.8% annually. The bonds mature July 1, 2004. For each dollar invested there is a warrant attached with an exercise price of $0.20 cents.

$335,000 in notes are due as funds become available either through the sale of securities or from sufficient cash flow. As of January 1, 2004, the notes shall bear interest rates of 12%.

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

DETERMINATION  OF  OFFERING  PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

DILUTION
Our net tangible book value as of March 31, 2004 was $(595,643) or $(0.008) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities and preferred stock) by the number of outstanding shares of our common stock.

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under our Investment Agreement with Equities First. The amount of dilution will depend on the offering price and number of shares to Be issued under the Investment Agreement. Higher offering prices result in increased dilution to new investors.

For example, if we were to issue 250,000,000 shares of common stock under The Investment Agreement at an assumed offering price of 94% of $0.02 per share, less offering expenses of $25,000, our net tangible book value as of March 31, 2004 would have been $4,379,358 or $0.013 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.021 per share and an immediate dilution to new shareholders of $0.007 per share, or 65%.

The  following  table  illustrates the per share dilution based on this example:

Assumed  Public  Offering  Price  Per  Share                    $ 0.020
Net  Tangible  Book  Value  Per  Share  Before  This  Offering  $(0.008)
Increase  Attributable  To  New  Investors                      $  0.021
                                                                  ------
Net  Tangible  Book  Value  Per  Share  After  This  Offering   $  0.013
                                                                  ------
Dilution  Per  Share  To  New  Shareholders                     $  0.007
                                                                  ======
                                           14

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed trading prices (i.e., lowest closing prices during the applicable five day pricing period):

ASSUMED  PER  SHARE        NUMBER  OF            DILUTION PER SHARE
OFFERING  PRICE      SHARES  TO  BE  ISSUED(1)   TO NEW INVESTORS
-  --------------    ------------------------   -------------------

0.05                 106,382,979                 $    0.024
0.10                  53,191,489                 $    0.034
0.15                  35,460,993                 $    0.040
0.20                  26,595,745                 $    0.043
0.25                  21,276,596                 $    0.046
0.30                  17,730,496                 $    0.047
0.35                  15,197,568                 $    0.049
0.40                  13,297,872                 $    0.050
0.45                  11,820,331                 $    0.051
0.50                  10,638,298                 $    0.051

(1)We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 250,000,000 shares, but if we were to exercise the put right in such a way that we were to exceed 250,000,000 shares, we would be required to file another registration statement with the SEC to register additional shares.


                                 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2004. The pro forma information includes and accounts for the effects of the anticipated results of the completion of the sale of 125,000,000 shares of our common stock if 50% are put to Equities First under our Investment Agreement or 250,000,000 shares of our common stock if 100% are put to Equities First under our Investment Agreement at an assumed offering price of $.002 per share (after deduction of the estimated expenses of the offering)

This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements in the accompanying notes and other financial information in this prospectus.

                                                                    50% or      100% or
                                                                125,000,000    250,000,000
                                                                   shares        shares
                                                            ---------------   ------------
                                                           March 31, 2004   March 31, 2004
                                                            ---------------   ------------
Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,186,093     4,686,093
                                                             ---------------  ------------
Liabilities:
 Current liabilities. . . . . . . . . . . . . . . . . . . .         532,550       532,550
 Convertible notes payable  . . . . . . . . . . . . . . . .       1,438,678     1,438,678
   Total liabilities. . . . . . . . . . . . . . . . . . . .       1,971,228     1,971,228
                                                             ---------------  ------------
Shareholders' Equity:
 Common stock, 500,000,000 shares authorized:  199,706,704
      and 324,706,704, respectively, issued. . . . . . . . .      6,113,451     8,613,451
Preferred stock, 50,000,000 shares authorized:  800,000 issued      800,000       800,000
Accumulated deficit . . . . . . . . . . . . . . . . . . . .      (5,034,093)   (5,034,093)
                                                             ---------------  ------------
   Total shareholders' equity . . . . . . . . . . . . . . .        1,879,358    4,379,358
                                                             ---------------  ------------
   Total capitalization . . . . . . . . . . . . . . . . . .  $    3,850,586   $ 6,350,586
                                                             ===============  ============

                                 DIVIDEND POLICY

We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the accompanying notes.

STRATEGIC  PLAN  OVERALL

Our primary aim for the next twelve months is to leverage our existing assets and expertise within our newly acquired subsidiary, Hotel Movie Network. Hotel Movie Network already has 8,000 rooms deployed. We acquired from Satellite Systems sufficient equipment to deploy approximately 110,000 operating cable/satellite units. We believe our industry expertise will permit us to continue to enter into contracts to further leverage our assets. To satisfy the full value of our acquisition of Hotel Movie Network, we paid $150,000 cash consideration, and we issued 2 million shares of our common stock and have issued a promissory note for $1,000,000. That bears interest at 7.5% per annum.

We  have  also  entered  into  a  non-binding  Letter  of  Intent  with  Coast
Communications, Inc., Hotel Movie Network, Inc. and the "Palmas del Mar" developers in Puerto Rico to construct and maintain a satellite cable system, a high-speed wireless Internet system, and a telephone and security system. Coast Communications owns the inventory to construct the network infrastructure and we will deliver programming content. In return, we will receive a percentage of the total amount billed to the consumer. We expect that our costs relating to this agreement will initially be paid from our Equity Line of Credit and ultimately covered by revenues resulting from the agreement. We expect the contract will have a thirty year duration with additional long-term extension options.

SALES  AND  MARKETING

Our  Sales  and  Marketing  strategy  is  divided into the following categories:

- SYSTEM SALES: With a large inventory at our disposal, we can offer hotels and multi-dwelling units the opportunity to purchase our systems outright through a lease-purchase program. The up-front cost to the customer is minimal but they then have the advantage of being able to scale the end-user subscription/viewing charges to best exploit the additional line of revenue that a Satellite/Cable system offers them while paying a fixed service cost to us of approximately
$1,500  or  10%  of  the  equipment  value  per  month.

- VIDEO-ON-DEMAND: This is the existing line of business we acquired as part of Hotel Movie Network. Our current client base includes 8,000 units(pay per view And 5,000 units enabling video streaming access. Our goal to deploy another 10,000 units, or hotel rooms, in the next twelve months.

- PAY-PER-STAY: We intend to market our services towards longer stay properties and the increased number of private multi-dwelling communities such as retirement and vacation resorts. The guest demands in longer stay properties are for a wider range of entertainment content for a specific monthly cost. These systems often encompass single billing whereby a property management company collects fees directly from the guest via their hotel invoice or association dues. We believe this pay-per-stay model is attractive because there is (i) elimination of charge-offs inherent in video on demand operation; (ii) an increased and consistent revenue base per unit; and (iii) reduced costs due to centralized bill collection.

STRATEGIC ALLIANCE: We will continue the strategy of affiliation with players in the property management and hospitality industry while developing new relationships directly with construction and development corporations.

FINANCING

We recently entered into an Equity Line with Equities First Holdings LLC whereby we can put to them up to $5 million in our common stock for up to 36 months. We believe this financing will be sufficient for the next twelve months.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2004 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 2003

We had revenues of $467,477 for the year ending March 31, 2004 and no revenues for the year ending March 31, 2003.

We incurred general and administrative expenses of $2,385,648 for the year ending March 31, 2004 compared to $787,910 for the year ending March 31, 2003. The increase in general and administrative expenses was due to the increase in consulting fees and an increase of operations expenses as we continue to develop a plan of operations. We incurred $80,965 in interest expense for the year ending March 31, 2004 compared to none in 2003.

We incurred an operating loss of ($2,221,319) for the year ending March 31 , 2004 as compared to an operating loss of ($426,475) for the year ending March 31, 2003. During 2002, liabilities of a previous business venture which totaled $385,935 were written off and recorded as other income. The previous business entity developed data compression technology and video-conferencing software but failed in marketing the technology it developed. Operating loss per share totaled ($0.048) per share for the year ending March 31 , 2004 as opposed to a net operating loss per share of less than ($.015) for the year ending March 31, 2003. The increase in loss per share for the year ending March 31, 2004 was primarily due to increase in general and administrative expenses due to the increase in consulting fees and an increase of operations expenses as the company continue to develop on its plan of operations.


We expect the trend of losses to continue although we expect to show revenues in the second quarter as a result of our acquisition of Hotel Movie Network. Even with the expected revenues, we may not be able to operate the business at a break-even rate.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2004 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 2003

General and administrative expenses totaled $2,385,648 for the fiscal year ended March 31, 2004 compared to $787,910 in the previous fiscal year. The $1,597,092 increase in general and administrative expenses was due to the increase in consulting fees and an increase of operations expenses as we continue to develop our plan of operations.

We incurred a loss of ($2,221,319), for the fiscal year ended March 31, 2004 as compared to a loss of ($426,475) for the fiscal year ended March 31, 2003. During 2003, liabilities of a previous business venture totaling $385,935 were written off to other income for the fiscal year ending 2002. Basic losses per share totaled $0.48 per share for the fiscal year ended March 31, 2004 as opposed to $0.015 net loss per share for the fiscal year ended March 31, 2003. The increase in loss per share for the fiscal year ended March 31, 2004 was primarily due to additional acquisition and research costs related to our business plan.

LIQUIDITY  AND  CAPITAL  RESOURCES

for the year ending March 31, 2004, our cash flow came from the sale of stock that we had in place with Dutchess Private Equities Fund. L P

We currently estimate that we will need approximately $2,000,000 to continue operations through the end of the fiscal year 2005. These operating costs include general and administrative expenses and the deployment of inventory.

We believe our Investment Agreement with Equities First will be sufficient to Fund operations and capital requirements as presently planned over the next twelve months. We are also pursuing additional funds through either debt or equity instruments. We may also pursue a working capital line of credit to be secured by assets. However, such funds may not be available on favorable terms or at all.

Should we be unable to retire debt obligations on their due dates, we will bear additional interest costs which will impact our earnings.

RECENT  ACCOUNTING  PRONOUNCEMENTS

The FASB issued the following pronouncements, none of which are expected to have a significant affect on the financial statements: In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of
FASB Statement No. 13, and Technical Corrections." Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This Statement eliminates SFAS No. 4 and, thus, the exception to applying APB No. 30 to all gains and losses related to extinguishments of debt. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. Applying the provisions of APB No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Under SFAS No. 13, the required accounting treatment of certain lease modifications that have economic effects similar to sale-leaseback transactions was inconsistent with the required accounting treatment for sale-leaseback transactions. This Statement amends SFAS No. 13 to require that those lease modifications be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to record liabilities for costs associated with exit or disposal activities to be recognized only when the liability is incurred instead of at the date of commitment to an exit or disposal activity. Adoption of this standard is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard will not have a material impact on our financial statements.

In October 2002, the FASB issued SFAS No. 147 - "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which applies to the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include certain financial institution-related intangible assets. This statement is effective for acquisitions for which the date of acquisition is on or after October 1, 2002, and is not applicable to us.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, amending FASB No. 123, and "Accounting for Stock-Based Compensation". This statement amends Statement No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 amends APB Opinion No. 28 "Interim Financial Reporting" to require disclosure about those effects in interim financial information. We will adopt the disclosure provisions and the amendment to APB No. 28 are effective for interim periods beginning after December 15, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN45 clarifies and expands on existing disclosure requirements for guarantees, including loan guarantees. It also would require that, at the inception of a guarantee, the Company must recognize a liability for the fair value of its obligation under that guarantee. The initial fair value recognition and measurement provisions will be applied on a prospective basis to certain guarantees issued or modified after December 31, 2002. The adoption of FIN45 will not have a material impact on our financial position, results of operations or cash flows.

In November 2002, the Emerging Issues Task Force, EITF reached a consensus on Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and rights to use assets. The provisions of EITF No. 00-21 will apply to revenue arrangements entered into in the fiscal periods beginning after June 1 5, 2003. We are currently evaluating the impact EITF No. 00-21 will have on its financial position and results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN46 is effective for all new interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN46 must be applied for the first interim or annual period beginning after June 15, 2003. Management is currently evaluating the effect that the adoption of FIN46 will have on its results of operations and financial condition. Adequate disclosure has been made for all off balance sheet arrangements that it is reasonably possible to consolidate under FIN46.

The American Institute of Certified Public Accountants has issued an exposure draft SOP "Accounting for Certain Costs and Activities Related to Property,
Plant and Equipment, or PP&E. This proposed SOP applies to all non-government entities that acquire, construct or replace tangible property, plant and equipment including lessors and lessees. A significant element of the SOP requires that entities use component accounting retroactively for all PP&E assets to the extent future component replacement will be capitalized. At adoption, entities would have to option to apply component accounting retroactively for all PP&E assets, to the extent applicable, or to apply component accounting as an entity incurs capitalizable costs that replace all or a portion of PP&E. We cannot evaluate the ultimate impact of this exposure draft until it becomes final.

                             DESCRIPTION OF BUSINESS

OVERVIEW

We provide in-room, on-demand video entertainment and satellite services to the lodging industry. Our technology delivers DVD-quality images via traditional cable networks and satellite channels. We also provide pay-per-view and free-to-guest television service in small hotels in the U.S. and the Caribbean. On March 31, 2003, we entered into a contact for the acquisition of the assets of Hotel Movie Network, Inc., which consist of contract rights with Pay Per View and Cable/Satellite access for approximately 8,000 installed rooms, and associated hardware. The purchase transaction closed on August 1, 2003. Our revenues for the year ending March 31. 2004 were $467,477.
Our  losses  for  the  same  period  were  $(2,221,319).

HISTORY

We incorporated in the state of Colorado on June 8, 1983. We were administratively dissolved in 1997 and, as a part of winding up of our affairs, the directors acting as trustees, entered into a Plan of Merger in 1999 with Telecommunication Products, Inc. a newly formed entity and merged into it. The predecessor business was to act as a developer of data compression technology and video-conferencing software but ventured into other market opportunities. We failed in our business efforts prior to 2002. On July, 20 2004 Telecommunication Products, Inc. changed its name to B2Digital, Inc. With the filing of Articles of Merger with the Delaware Secretary of State the Registrant was redomiciled from Colorado to Delaware, and its number of authorized common shares was increased to 500,000,000



ACQUISITION  OF  HOTEL  MOVIE  NETWORK,  INC.

On March 31, 2003, we entered into an agreement with Coast Communications, Inc. for the acquisition of privately-held Hotel Movie Network, Inc., a Nevada Corporation domiciled in Mesa, Arizona. Its assets consist of inventory, contracts and contract rights with certain production studios. To satisfy the full value of the acquisition, we paid $150,000 cash consideration, and we issued 2 million shares of our common stock and have issued $1,000,000 Convertible note that pays 7.5% interest per annum. The transaction closed on August 1, 2003.

The former shareholders of Hotel Movie Network received 2,000,000 shares of our common stock and $150,000 cash. Additionally, we will pay:


(1)   $1,000,000 Convertible note that pays 7.5% interest per annum.



Through the purchase of assets of Hotel Movie Network, we supply Video On Demand and Satellite Guest Entertainment systems to the mid-market hospitality industry. The purchase includes a customer base of over 8,000 rooms through contract rights and gross revenues of approximately $75,000 per month. These contracts consist mainly of "Free-to-Guest" or "Pay-per-Stay" guest services. The purchase of the assets of Hotel Movie Networks, Inc. provides affiliation with an established network of professional guest systems installation contractors who are experienced and familiar with the Hotel Movie Network business model.

The  acquisition  transaction  was  recorded  by  us  as  follows:

Assets purchased from Hotel Movie Network, Inc.:
Cash                                                    $8,284
Accounts receivable                                     97,047
Inventory                                            1,283,160
Property and equipment                                 161,123
Total assets acquired                                1,549,614

Liabilities assumed from Hotel Movie Network, Inc.:
Accounts payable and accruals                          110,936
Total liabilities assumed                              110,936

Net purchase price                                  $1,438,678

The following unaudited pro forma summary presents the results of operations for the year ended March 31, 2004 of the Company as if the business combination had occurred on April 1, 2003.


Revenues                       $  720,519
Net  income  (loss)            $2,331,943)
Earnings  (loss)  per  share       $(.050)

The above amounts are based upon certain assumptions and estimates which we believe are reasonable. The pro forma results do not necessarily represent results which would have occurred if the business combination had taken place at the date and on the basis assumed above.

OUR  OTHER  ASSETS

On January 20, 2003, we purchased the complete inventory of guest entertainment systems from of Omega Funding, Inc. consisting of hardware and peripherals for $100,000 in cash and 1,900,000 shares of common stock. This inventory can supply the necessary hardware for deployment into over 100,000 guest rooms at a savings over the current industry average installation cost per room.

INDUSTRY  BACKGROUND

The provision of in-room entertainment and information services to the lodging industry includes offering pay-per-view motion pictures, archived television content, games, music, internet connectivity, guest programming of select pay cable channels, and an increasing array of interactive programs and information services. Pay-per-view services were introduced in the early 1970s and have since become a standard amenity offered by many hotels to their guests. Historically, providers of programming to hotels delivered their content on a fixed time schedule that did not provide the hotel guest flexibility in choosing when to watch a movie. Typically, a guest would be offered a choice of four to eight movies, each of which would be shown once every two to four hours. The development of video switches enabled providers of pay-per-view services to offer scheduling flexibility to the viewer. Depending on the type of system installed and the size of the hotel, guests can choose up to 50 different movies with an on-demand system. Changes in technology have also led to the ability to provide a number of on-demand interactive services such as guest folio review, automatic checkout, survey completion, guest messaging, video games, and internet service.

OUR  VIDEO  SYSTEM  PLATFORM

The Video System will be our primary platform. It consists of a microprocessor controlling the television in each room and a central video rack and system computer located elsewhere in the hotel. Programming signals originate from videocassette players located within the head-end rack and are transmitted to individual rooms by way of video technology. The system computer controls movie starts automatically. The system computer also records the purchase by a guest of any title and reports billing data to the hotel's accounting system, which posts the charge to the guest's bill.

In order to install our system in a hotel property, we must undertake a significant investment, sometimes including rewiring part or all of the hotel. Depending on the size of the hotel property, the quality of the cabling and antenna system at the hotel, and the configuration of the system installed, the installation cost of a new, on-demand system with movies, guest services, including the head-end equipment averages from approximately $80 to $120 per room.

The installation cost of a system with digital content storage is approximately $45 per room higher than the system in the same size hotel. The system can be modified to enable On Call functionality for movies, games, Internet, and guest services at a cost of $280 per room. Video On Call will only be installed in association with videocassette players, rather than digital content storage, in certain markets due to constraints placed on us by most movie studios that provide us with movie content.

For example, in a typical hotel with 200 rooms, the central video rack would consist of approximately 30 videocassette recorders containing up to four copies of the most popular movies and a total of up to 15 different titles. The system includes a computerized in-room on-screen menu that offers guests a list of only those movie selections available to the guest at that time. As a result, even though the on-screen menu may not include a list of all titles available in the particular hotel, the list includes all movies currently available to the guest, thus eliminating the possibility of a guest being disappointed when the guest's selection is not available.

SERVICES

PAY-PER-VIEW  MOVIE  SERVICES

Through the acquisition of Hotel Movie Network assets, we provide on-demand and, in some cases, scheduled in-room television viewing of major motion pictures and independent non-rated motion pictures for mature audiences, for which a hotel guest pays on a per-view basis. Depending on the type of system installed and the size of the hotel, guests can choose up to 30 different movies with a Video On Call system, or from eight to twelve movies with a scheduled system.

We obtain the non-exclusive rights to show recently released motion pictures from major motion picture studios generally pursuant to a master agreement with each studio. The license period and fee for each motion picture are negotiated individually with each studio, which typically receives a percentage of that picture's gross revenues generated by the pay-per-view system. Typically, we obtain rights to exhibit major motion pictures during the "Hotel/Motel Pay-Per-View Window," which is the time period after initial theatrical release and before release for home video distribution or cable television exhibition. Our attempts to license pictures as close as possible to motion pictures' theatrical release date to benefit from the studios' advertising and promotional efforts. We also obtain independent motion pictures, most of which are non-rated and are intended for mature audiences, for a one-time flat fee that is nominal in relation to the licensing fees paid for major motion pictures.

We offer service under contracts with hotels that generally provide for a term of five to seven years. Under these contracts, we install our system into the hotel at our cost and we retain ownership of all our equipment used in providing the service. We require the hotels to provide televisions. Our contracts with hotels generally provide that we will be the exclusive provider of in-room, pay-per-view video entertainment services to the hotel and generally permit us to set the movie price. Under certain circumstances, hotels may have the right to prior approval of the price increases, which approval may not be unreasonably withheld. The hotels collect movie-viewing charges from their guests and retain a commission equal to a negotiated percentage of the total pay-per-view revenue, which varies in relationship with the size and profitability of the system. Some contracts also require us to upgrade systems to the extent that new technologies and features are introduced during the term of the contract. At the scheduled expiration of a contract, we generally seek to extend the agreement on terms that are based upon the competitive situation in the market.

The revenue which may be generated from pay-per-view service is dependent on the occupancy rate at the property, the "buy rate" or percentage of occupied rooms that buy movies or other services at the property, and the price of the movie or service. Occupancy rates vary based on the property's location, its competitive position within the marketplace, seasonal factors and general economic conditions. For instance, occupancy rates and revenues per room typically are higher during the summer months and lower during the winter months due to seasonal travel patterns. Buy rates generally reflect the hotel's guest mix profile, the popularity of the motion pictures or services available at the hotel, and the guests' other entertainment alternatives. Buy rates also vary over time with general economic conditions and our business is closely related to the performance of the business and mid-sized hotel segments of the lodging industry. Movie price levels are set based on the guest mix profile at each property and overall economic conditions. Currently, movie prices typically range from $8.95 to $9.95 for a purchase by the hotel guest.

GUEST  PROGRAMMING  SERVICES

We market guest-programming services pursuant to which a hotel may elect to receive one or more programming channels, such as HBO, CNN, ESPN, TBS, Disney Channel, Discovery Channel, and other cable networks, which the hotel provides to guests at no additional cost. We will provide hotels with guest programming services through a variety of arrangements, including having the hotel pay the company a monthly fee per room for each programming channel selected or including the cost or part of the cost of such programming within our overall contractual arrangements with the hotel or hotels. We have a unique contract with each network vendor including approximately 30 vendors, serving 50-60 channels. Payment to network vendors is based on subscriber/room count but also use variables such as the combination of channels received, occupancy, volume, and penetration. The term of the contracts with network vendors average three to five years.

SALES  AND  MARKETING

As a result of our acquisition of Hotel Movie Network, substantially all of our revenue will be derived from obtaining contracts with hotels in the United States not under contract with existing vendors or whose contracts with other vendors are expiring or have expired. We believe that opportunities for additional growth in the markets in the United States are more limited than in the past. Our strategy for new customers will be to target both smaller hotels lower cost hotels as well. Management anticipates that the lower costs and flexibility afforded by our products will make marketing to smaller hotels and some lower cost hotels economically attractive than in the past.

INSTALLATION  AND  SERVICE  OPERATIONS

Our installation and servicing consists primarily of independent installation and service contractors in the United States. Contract installation and service personnel will be responsible for all of the hotel rooms served by us including system maintenance and distribution of video and audio content. Installation personnel also will prepare site surveys to determine the type of equipment to be installed at each hotel, install systems and train the hotel staff to operate the systems, and perform quality control tests. We will also use local installation subcontractors supervised by our full-time personnel to install its systems.

We maintain a toll-free technical support hot line that is monitored 24 hours a day by trained support technicians. The on-line diagnostic capability of the systems, enables the technician to identify and resolve a majority of the reported system malfunctions from our service control center without visiting the hotel property. Should a service visit be required, the modular design of the systems rather than removing the entire system permits service personnel to replace defective components at the hotel site.

HOTEL  CONTRACTS

We will typically negotiate and enter into a separate contract with each hotel for the services provided. However, for some of the large hotel management companies, we will negotiate and enter into a single master contract for the provision of services for all of the corporate-managed hotels of such management company. In the case of franchised or independently owned hotels, the contracts are generally negotiated separately with each hotel. Existing contracts generally have a term of five to seven years from the date the system becomes operational. At expiration, we typically seek to extend the term of the contract on then current market terms.

SUPPLIERS

In some cases, we contract directly with various electronics firms for the manufacture and assembly of its systems hardware. Historically, these suppliers have been dependable and able to meet delivery schedules on time. We believe that, in the event of a termination of any of our sources, alternate suppliers could be located without incurring significant costs or delays. However, certain electronic component parts used with our products are available from a limited number of suppliers and can be subject to temporary shortages. In such event, we could experience a temporary reduction in the rate of new installations and/or an increase in the cost of such installations. If we were to experience a shortage of any given electronic part we believe that alternative parts could be obtained or system design changes could be made.

The head-end electronics for our systems will be assembled at our facilities for testing prior to shipping. Following assembly and testing of equipment designed specifically for a particular hotel, the system is shipped to each location, where our trained technicians install the system, typically assisted by independent contractors.

We will, through our acquisition of assets of Hotel Movie Network, maintain direct contractual relations with various suppliers of pay-per-view and guest programming services, including the motion picture studios and/or their domestic and international distributors and programming networks. We believe our relationships with all suppliers are adequate.

COMPETITION

In the U.S., taking into account the various providers of cable television services, there are numerous providers of in-room video entertainment to the lodging industry, and at least three of our competitors, On Command Corporation, LodgeNet Entertainment Corporation, and Inn Room Video, Inc., provide on-demand pay-per-view, guest programming and guest services by means of in-room television. Internationally, there are more companies competing in the pay-per-view lodging industry than in the United States.

Pay-per-view, the most profitable component of the services currently offered, competes for a guest's time and entertainment resources with broadcast television, guest programming, and cable television services. In addition, there are a number of competitors that are developing ways to use their existing infrastructure to provide in-room entertainment and/or information services to the lodging industry, including cable and wireless cable companies telecommunications companies, internet and high-speed connectivity companies, and direct-to-home and direct broadcast satellite companies. Some of these competitors have been providing guest programming services to hotels and are beginning to provide video-on-demand, Internet and high-speed connectivity to hotels.

We intend to be a competitive provider of in-room video entertainment services to the United States lodging industry. Domestically, we will compete with smaller providers for the mid to small lodging market.

Competition with respect to the provision of in-room video entertainment and information systems centers on a variety of factors, depending upon the circumstances important to a particular hotel. We believe the more important factors are (i) the features and benefits of the entertainment and information systems,(ii) the quality of the vendor's technical support and maintenance services, and (iii) the financial terms and conditions of the proposed contract. With respect to hotel properties already receiving in-room entertainment services, the current provider may have certain informational and installation cost advantages compared to outside competitors.

We believe our competitive advantages will include: (i) low price; and (ii) system reliability and high quality service. We believe that the acquisition of the Hotel Movie Networks assets will provide a customer base which reflects the competitive position of our products and services.

We anticipate substantial competition in obtaining new contracts with hotel chains. We believe that hotels view the provision of in-room on-demand entertainment and information both as a revenue source and as a source of competitive advantage because sophisticated hotel guests are increasingly demanding a greater range of quality entertainment and information alternatives. At the same time, we believes that certain major hotel chains have awarded contracts based primarily on the level and nature of financial and other incentives offered by the service provider. Incentives generally include stock options and grants from our competitors to the hotel chains. While we believe our competitive position could enable us to continue to enter into contractual arrangements that are attractive to hotels, our competitors may attempt to maintain or gain market share at the expense of profitability. We may not always be willing to match incentives provided by our competitors.

REGULATION

The  Communications  Act  of 1934, as amended by the Cable Communications Policy
Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, governs the distribution of video programming by cable, satellite or over-the-air technology, through regulation by the Federal Communications Commission, or FCC. However, because our video distribution systems do not use any public rights of way, they are not classified as cable systems and are subject to minimal regulation. Thus, the FCC does not directly regulate the pay-per-view or free-to-guest services provided by us to hotel guests.

Various laws and governmental regulations may affect the internet-based services potentially offered by us. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. However, because of the increasing popularity and use of commercial online services and the Internet, a number of laws and regulations may be adopted with respect to commercial online services and the Internet. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the internet, which could in turn cause a decline in the demand for our internet-based services and products or otherwise have an adverse effect on us. Moreover, the applicability to commercial online services and the internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose us to liability.

On January 18, 2001, the FCC released a Notice of Inquiry regarding interactive television services, or ITV, over cable television. The FCC seeks comment on, among other things, an appropriate definition of ITV services, whether access to a high -speed connection is necessary to realize ITV capabilities, and whether a nondiscrimination rule is necessary and/or appropriate. The outcome of this proceeding and any rules ultimately adopted by the FCC could affect the ITV services currently offered by us and the ITV services which we may offer in the future.

Although the FCC generally does not directly regulate the services provided by us, the regulation of video distribution and communications services is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and our business could be adversely affected by future legislation or new regulations.

Because most music is copyrighted, license agreements are required for the DMN service. Agreements and arrangements with major rights holders and/or organizations permit the distribution of music. However, such licensing has been the subject of industry-wide arbitration and/or litigation for a number of years. Depending upon the outcome of on-going proceedings, the license fees for such distribution may increase.

We do not purport to describe all present and proposed federal, state and local regulations and legislation relating to the video programming industry applicable to us. Other existing federal, state and local laws and regulations currently are, or may be, the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals that could change in varying degrees the manner in which private cable operators, other video programming distributors, and Internet service providers operate. We cannot predict the outcome of these proceedings or their impact upon our operations at this time.

PATENTS,  TRADEMARKS  AND  COPYRIGHTS

We have one patent registered in the Dominican Republic for our video technology. We own and, through our acquisition of Hotel Movie Network, our various trade names, trademarks, service marks, and logos to be used in our businesses, which we intend to actively protect.

EMPLOYEES

As of August 6, 2004, we employed 8 full-time employees. And 6 consultants None of the employees are subject to a collective bargaining agreement, and there is no union representation. We believe our employee relationships are good.

                             DESCRIPTION OF PROPERTY

Our principal executive office address is 9171 Wilshire Boulevard, Suite B, Garden Level, Beverly Hills, California 90120. We lease our facilities month to month. Our rent expense was $12,000 for the year ended March 31, 2004. The facilities are of adequate size to allow us to grow to approximately eight people, after which time we will need to seek larger space. Our month-to-month agreement will allow us flexibility in moving if we employ more personnel.

We took over a lease through the acquisition of Hotel Movie Network. The facilities are located at 1030 S. Mesa Drive, Mesa, Arizona 85210. These premises have 30,000 square feet of storage and 5,000 square feet of offices and work shops. We believe these facilities are adequate in size to handle all operations the United States and the Caribbean for the foreseeable future.


                                   MANAGEMENT

DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS

Our executive officers and directors and their ages as of the date of this prospectus are as follows:

Name                  Age            Position
-----------------    --------------  ---------------------------------
Robert C. Russell               37   Chief Executive Officer, Director
Marcia A. Pearlstein            47   Interim  Chief Financial Officer
Igor Loginov                    43   Chief Technical Officer, Director

Biographies  of  executive  officers  and  directors

Robert C. Russell has been our Chief Executive Officer and director since January 2002 and is responsible for managing our overall business affairs. Prior to this, Mr. Russell was President and Chief Executive Officer of Interleisure S.A. from January 1999 to January 2002 when InterLeisure was purchased by Telecommunication Products Inc. Interleisure S.A. was a technology company developing data compression software and systems for the internet market. He is a native of Northern Ireland who attended Damelin College in South Africa, where he obtained a National diploma in financial management

Igor Loginov, PhD has been our Chief Technological Officer since May 2002 and is responsible for the design, development, and deployment of our technology. Prior to this, Mr. Loginov was a Senior Project Manager for Interleisure S.A. from July 2000 until July 2002 when InterLeisure was purchased by Telecommunication Products, Inc. From 1998 to 2000 Mr. Loginov held a role as a Senior Software Engineer for Semantica, Ltd, where he led development of accounting and business software applications. Mr. Loginov has over fifteen years of experience in computer and Internet-related technologies and a Doctorate degree in physics obtained from Belarussian State University.

Marcia A. Pearlstein has been the Corporate Secretary of our subsidiary, Telpro, and our Interim Chief Financial Officer since December 21, 2003. Ms. Pearlstein joined Telpro in 2002. A native of the United States she obtained her B.S. and M.B.A. in Business Administration with a concentration in Finance from the University of Pennsylvania graduating Summa Cum Laude. Prior to joining Telpro Ms. Pearlstein worked at an executive placement service in which she was General Manager and Controller over a seven-year period.

ELECTION  OF  DIRECTORS

We  elect  our  directors  each  year.

EMPLOYMENT  AGREEMENTS  WITH  KEY  PERSONS

We entered into a formal written employment agreement with Mr. Russell effective January 25, 2002 which provides payments aggregating $125,000 per year. The agreement was suspended and was reinstated in September 2003.

                  LIMITATIONS ON OFFICER AND DIRECTOR LIABILITY

Our Articles of Incorporation, as amended, provide that the Board of Directors has the power to:

- indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware Business Corporate Act; - authorize payment of expenses incurred in defending a civil or criminal action; and - purchase and maintain insurance on behalf of any director, officer, employee or agent.

On July 5, 2004, we entered into an Investment Agreement with Equities First in which we agreed to defend, protect, indemnify and hold harmless Equities First', officers, directors, employees, counsel, and direct or indirect investors, agents or other representatives, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses including reasonable attorneys' fees and disbursements, incurred by Equities First as a result of, or arising out of, or relating to (I) any misrepresentation or breach of any representation or warranty made by the us or any other certificate, instrument or document; (II)any breach of any of our covenants, agreements or obligations or (III) any cause of action, suit or claim brought or made against Equities First by a third party, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with information furnished to Equities First which is specifically intended for use in the preparation of any such Registration Statement, preliminary prospectus, prospectus or amendments to the prospectus.

On July 5, 2004, we entered into a Registration Rights Agreement with Equities First in which we agreed to indemnify, hold harmless and defend Equities First and its officers, partners, employees, counsel, agents, and representatives against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several, incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not Equities First is or may be a party thereto, to which any of them may become subject insofar as such claims or actions or proceedings, whether commenced or threatened, arise out of or are based upon: (I) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Equities First has requested in writing that we register or qualify the common stock, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading, (II) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (III) any violation or alleged violation us of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the common stock pursuant to a Registration Statement. The indemnification agreement shall not apply to a claim arising out of or based upon a violation which is due to the inclusion in the Registration Statement of the information furnished to us by Equities First expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (II) shall not be available to the extent such claim is based on (A) a failure of Equities First to deliver or to cause to be delivered the prospectus made available by us or (B) Equities First' use of an incorrect prospectus despite being promptly advised in advance by us in writing not to use such incorrect prospectus; (III) any claims based on the manner of sale of the common stock by Equities First or of Equities First' failure to register as a dealer under applicable securities laws; (IV) any omission of Equities First to notify us of any material fact that should be stated in the Registration Statement or prospectus relating to Equities First or the manner of sale; and (V) any amounts paid in settlement of any claim if such settlement is effected without the prior written consent of us, which consent shall not be unreasonably withheld.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.

                             EXECUTIVE COMPENSATION

Set forth in the following table is certain information relating to the approximate remuneration we paid during the past fiscal years to our Chief Executive Officer and each of our most highly compensated executive officers whose total compensation exceeded $100,000.

SUMMARY  COMPENSATION  TABLE

We paid compensation to our Chief Executive Officer during the last three fiscal years. Additionally, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARs or any other compensation paid to executive officers.

                               ANNUAL COMPENSATION

                                                Year
                                                Salary   Bonus   All Other Compensation
                                                ------   ------  ---------------------------
Donald E. Ranniger, President,                    2002
Director and Treasurer                          $     0  $    0  $                         0
----------------------------------------------  -------  ------  ---------------------------
                                                   2003
Robert C. Russell, President, CEO and Director  $     0  $    0  $                         0
----------------------------------------------  -------  ------  ---------------------------
                                                   2004
Robert C. Russell, President, CEO and Director  $30,000  $30,000 $                         0
----------------------------------------------  -------  ------  ---------------------------
*  Mr. Russell became our CEO in January 2002.



DIRECTOR  COMPENSATION

Currently, we do not compensate directors, although we intend to do so in accordance with industry standards when cash flow permits us to do so. There are no stock options, stock grants, plans or Stock Appreciation Rights in which any directors, have participated in the past fiscal year.

OPTIONS

We have not issued options to our executive officers or directors in the last three fiscal years and they did not exercise any options.

EQUITY  COMPENSATION  PLANS

We amended the "Telecommunication Products, Inc. Non-Employee Directors and Consultants Retainer Stock Plan" during our fiscal year ended March 31, 2004. The purpose of the plan is to enable us to promote our interests and the interests of our shareholders by attracting and retaining non-employee directors and consultants capable of furthering our future success by aligning their economic interests more closely with those of our shareholders, by paying their retainer or fees in the form of shares of our common stock. In the period ended March 31, 2004, pursuant to agreements for past and future services, we issued 4 individuals a total of 3,000,000 shares of common stock pursuant to this plan.

We also created the Telecommunication Products, Inc. Stock Incentive Plan during the fiscal year ended March 31, 2002. This plan is intended to allow designated directors, officers, employees, and certain non-employees to receive certain options to purchase our common stock, and to receive grants of common stock subject to certain restrictions. The maximum number of shares of common stock that may be issued pursuant to the plan is 1,000,000 shares. The purpose of this Plan is to provide employees with equity-based compensation incentives to make significant and extraordinary contributions to our long-term performance and growth, and to attract and retain Employees of exceptional ability. We have issued 1,000,000 options pursuant to this

                                        Equity Compensation Plan Information
                                       ------------------------------------
                                                                                   Number of securities
                                                                                   remaining available for
                                                                                   future issuance under
                             Number of securities to      Weighted-average         equity compensation
                             be issued upon exercise      exercise price of        plans (excluding
                             of outstanding options,      outstanding options,     securities reflected in
                             warrants and rights          warrants and rights      column (a))

Plan category                   (a)                      (b)                       (c)
--------------------------  ------------------------    ----------------------    -----------------------
Equity compensation plans
approved by security
holders                        --                        --                       --
--------------------------  ------------------------    ----------------------    ------------------------
Equity compensation plans
not approved by security
holders                     7,950,000                 $0.12                           50,000
 ------------------------  ------------------------    -----------------------    -------------------------
Total                       7,950,000                 $0.12                           50,000
-------------------------  -------------------------------------------------------------------------------


                           RELATED PARTY TRANSACTIONS

In 2001, we entered into a $12,500 loan arrangement with Dennis H. Johnston, our officer and director. The note bears interest at 12% per annum and was due and payable on or before July 31, 2002. The note was reduced to $3,500 after payment of $9,000 was received by Mr. Johnson.

In 2002, we issued 800,000 shares of Series A Preferred Stock to Robert Russell, our President, CEO and Director in conversion of cash advances of $800,000 he had made to us.

In 2002, we issued 19,231,092 shares of our common stock to Robert Russell as part of the merger with Interleisure, SA. at a value of $0.001 per share.

In July 2002, Paul La Barre and Ernest Mc Kay contributed a note receivable valued at $1,898,072 in exchange for the issuance of 25,000,000 shares of common stock. The note consisted of funds due from an entity, which had acquired the pay-per-view operations from these two individuals. The note contributed was valued at its predecessor cost. The note has a collateral clause securing all of the assets of the pay-per-view operations. The note was in default and we immediately foreclosed on the note and acquired all of the pay-per-view assets and related liabilities. The assets and liabilities were recorded at the carrying value of the note.


In 2004, we issued 7,500,000 shares of our common stock to Robert Russell for past services, at a value of $0.04 per share.

Our board of directors carefully considers each potential related party transaction. Any director that could benefit from a related party transaction with the company does not participate in board deliberations or any vote regarding that related party transaction.

                           MARKET FOR OUR COMMON STOCK

Our common stock began trading on the Over-The-Counter Bulletin Board under the symbol "TCPD" on November 10, 2001. Prior to November 10, 2001, our common stock was quoted under the symbol "TLCR."

The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                         LOW              HIGH
                                         ---              ----
2002
----
First Quarter                            .01               .04
Second Quarter                           .01               .04
Third Quarter                            .01              2.00
Fourth Quarter                           .70              2.00

2003
----
First Quarter                            .14               .55
Second Quarter                           .02               .22
Third Quarter                            .23               .50
Fourth Quarter                           .26               .44

2004
----
First Quarter                            .16               .26
Second Quarter                           .04               .15
Third Quarter                            .04               .11
Forth Quarter                            .04               .12

As of March 31, 2004, our common stock was held by approximately 334 stockholders of record.

The  transfer agent of our common stock is Manhattan Transfer Registrar Company.
Their  phone  number  is  (631)585-7341.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of March 31, 2004 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2002 fiscal year and (iv) all of our directors and current executive officers as a group:

Title of Class  Name and Address           Amount and Nature   Percent of
                  of Beneficial              of Beneficial        Class
                   Owner (1)                  Owner (2)

Common Stock    Robert Russell                   27,339,150         36.5%
                9171 Wilshire Blvd., Suite B
                Beverly Hills, CA 90210


Common Stock    Igor Loginau                        240,000         0.32%
                9171 Wilshire Blvd., Suite B
                Beverly Hills, CA 90210



Common Stock    Marcia A, Pearlstein                200,000          0.27%
                9171 Wilshire Blvd., Suite B
                Beverly Hills, CA 90210

Common Stock    Shares of all directors and      27,789,150          37.0%
                executive officers
                as a group (3 persons)
 %

       *     Less  than  1%  of  outstanding  shares  of  Common  Stock.

(1)  The  address of all individual directors and executive officers is c/o B2Digital, Inc.
9171 Wilshire Blvd., Suite B, Beverly Hills, CA 90210

 (2)There were 74,706,704 shares of common stock issued and outstanding on March  31,  2004.
The calculation  of percentage ownership for each listed beneficial owner is  based  upon  the  number of  shares  of  common  stock  issued  and  outstanding  on  March  31, 2004 , plus shares of common stock subject to options held  by such person  on March 31, 2004 and exercisable within 60 days thereafter. The  persons and entities named in the table have sole voting and investment power with  respect to  all shares  shown as beneficially  owned  by  them, except  as noted below.

                              SELLING STOCKHOLDERS

Based upon information available to us as of March 31, 2004, the following table sets forth the name of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer. The selling stockholders may be deemed underwriters.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.


Name and address                                                        Number of Shares
of beneficial owner            Number of Shares     Number of Shares    Owned After
                               Beneficially Owned   Offered             Offering(1)
Equities First Holdingss
       L.P (2). . . . . . . .                 -0-         250,000,000(2)      -0-

B2 Networks, Inc. (1)                 2,667,000             2,667,000
John Brazier, (1)                      2,000,000            2,000,000
William Krusheski (1)                 1,000,000             1,000,000

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.
(2)  Consists  of shares that may be issued pursuant to an Equity Line Agreement.


                            DESCRIPTION OF SECURITIES

COMMON  STOCK

We have authorized 500,000,000 shares of common stock, $.001 par value per share. As of March 31, 2004 there were 74,706,704 issued and outstanding shares of common stock. Following the offering, there will be up to 324,706,704 shares issued and outstanding. All shares are of the same class and have the same rights, preferences and limitations.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

                              PLAN OF DISTRIBUTION

This prospectus relates to the sale of up to 255,667,000 shares of our common stock by current stockholder, B2 Networks LLC., John Brazier, and William Krusheski. Additionally, Equities First Holdings, LLC. will become a stockholder pursuant to a put right under an Investment Agreement that we have entered into Equities First.

EQUITIES FIRST  HOLDINGS LLC.

On July 5, 2004, we entered into an Investment Agreement with Equities First Holdings, LLC. Pursuant to the Investment Agreement, we may, at our discretion, periodically "put to" or require Equities First shares of our common stock. The aggregate amount that Equities First is obligated to pay for our shares shall not exceed $5 million. For each share of common stock purchased under the Investment Agreement, Equities First will pay 94% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date on which we give notice to Equities First of our intention to put such stock. Equities First is a private limited partnership whose business operations are conducted through its general partner, Equities First Capital Management, LLC. Our ability to put the shares under the Investment Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

The number of shares that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the U.S. market of the common stock for the 20 trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.

Subject to a variety of limitations, we may put shares pursuant to the Investment Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to put shares to Equities First until Equities First has paid a total of $5 million or until 36 months after the effectiveness of the accompanying Registration Statement, whichever occurs first.

We cannot predict the actual number of shares common stock we will issue pursuant to the Investment Agreement, in part because the volume and purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw.

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement. That is, if our stock price declines, we would be required to issue a greater number of shares under the Investment Agreement for a given advance.

We engaged Park Capital Securities as our placement agent with respect to the securities to be issued under the Equity Line of Credit and for these services will be paid 1% upon each put. Park Capital Securities has no affiliation or business relationship with Equities First.

PLAN  OF  DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time

- at market prices prevailing on the OTC Bulletin Board at the time of offer and sale, or
- at prices related to such prevailing market prices, or - in negotiated transactions, or
-  in  a  combination  of  such  methods  of  sale.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Equities First and any broker-dealers who acts in connection with the sale of their shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any sale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners may be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations there under, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholder. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

-  engage  in  any  stabilization activity in connection with any of the shares;
- bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;
- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the sale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

                                LEGAL PROCEEDINGS

In July 2003, we were served with a lawsuit from William B. Krusheski in United States District court for Southern District of California. The complaint seeks in excess of $75,000 on a note allegedly due and $135,000 in other compensatory damages. We believe these claims are without merit and intend to vigorously defend this lawsuit.

We settled the lawsuit filed by John M. Brazier against us, our transfer agent and Mr. Russell filed in May 2003 in the District Court of Denver in the state of Colorado. The settlement terms require us to issue Mr. Brazier 770,000 shares of our common stock and warrants to purchase an additional 2 million shares of our common stock at $0.15 per share. Additionally, we will pay Mr. Brazier $177,500 in cash. We have already issued the shares to Mr. Brazier. We are obligated to pay the cash settlement when the Equity Line with Equities First becomes effective.

In March, 2004 Mr. Dennis H. Johnston a former Director and General Counsel filed a lawsuit in the state of California seeking back salaries and stock For his service to the Company. we responded with a motion to strike And a motion for demurrer. We subpoenaed several individuals, corporations and certain documentation. In July Mr. Johnston filed a "Motion to Quash" which was denied. On August 3, 2004 Mr. Johnston dismissed the law suit.

Other than the legal matters disclosed above, we are not aware of any litigation or potential litigation affecting us or our assets.

                                  LEGAL MATTERS

The legality of our shares of common stock being offered hereby is being passed upon by Michael S, Krome, Esq. Mr. Krome will not receive a direct or indirect interest in the small business issuer and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our company. Nor does Mr. Krome have any contingent based agreement with us or any other interest in or connection to us.

                                     EXPERTS

The financial statements included in this prospectus, have been audited by Larry O Donnell, CPA, P.C. an independent auditor, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Larry O Donnell, CPA, P.C. has no direct or indirect interest in us, nor were they a promoter or underwriter.

                             ADDITIONAL INFORMATION

We are a reporting company required to file periodic reports with the SEC and copies of all such reports may be found in the SEC's reference room and on its website. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. We intend to furnish our shareholders with annual reports containing audited financial information

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                                      B2DIGITAL, INC.
                                            F/N/A
                                TELECOMMUNICATION PRODUCTS, INC.

   March 31, 2004


                                    Contents

Page
Independent  Auditor's  Report                             F-1

Financial  Statements

       Balance  Sheets                                     F-2
       Statements  of  Operations                          F-3
       Statements  of  Stockholders'  Equity               F-4
       Statements  of  Cash  Flows                         F-5

Notes  to  Financial  Statement                         F-6 to F-10

Larry O'Donnell, CPA, P.C. Telephone (303) 745-4545 2228 South Fraser Street Unit 1
Aurora,  Colorado  80014

Board  of  Directors
Telecommunication  Products,  Inc.
Beverly  Hills,  California

I have audited the accompanying balance sheet of Telecommunication Products, Inc. as of March 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the two years then ended and the period from inception, June 17, 1996 to March 31, 2004. This financial statement is the responsibility of the Company's management. My responsibility is to express an opinion on this financial statement based on my audits.

I conducted my audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, based on my audits and the report of other auditors, the financial statements referred to above fairly present in all material respects, the financial position of Telecommunication Products, Inc as of March 31, 2004 the results of its operations and cash flows for the two years then ended and in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 11 to the financial statements, the value off common stock issued for inventory was overstated resulting in overstatement of previously reported inventories as of March 31, 2003, which were restated during the current year.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Larry O'Donnell, CPA, P.C.
-----------------------------
Larry  O'Donnell,  CPA,  P.C.
July 1, 2004
                  F-1


                                        F-1

                                 Telecommunication Products, Inc.
                                   Balance Sheets

                                        Assets
                                   March 31,       March 31,
                                     2004             2003
Current Assets
Cash                                $  1,093
Accounts receivable                   60,404
Inventories                        1,371,366        $100,000
                                   -----------      --------
 Total current assets              1,432,863         100,000
                                   -----------      --------
Property and equipment
Hotel equipment                      622,805
Office furniture and equipment       448,698          36,974
Leasehold improvements                28,300
                                   -----------      --------
                                   1,099,803          36,974
Less accumulated depreciation        867,080          17,868
                                   -----------      --------
                                     232,723         19,106
                                   -----------      --------
                                  $1,665,586        $119,106
                                  ==========       =========
                   Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued
 expenses                           $532,550        $145,137
Related party loans payable          215,000         162,500
Loans payable                                         42,000
Bond payable                          75,000          75,000
                                   -----------      --------
     Total current liabilities       822,550         424,637
                                   -----------      --------
Convertible notes payable          1,438,678
                                   -----------      --------
Commitments and contingency
Stockholders' Equity
Preferred stock, no par value,
      50,000,000 shares
      authorized, 800,000 shares
      issued and outstanding         800,000         800,000
Common stock, no par value,
      100,000,000 shares
      authorized, 74,706,704 and
      30,723,805 respectively shares
      issued and outstanding       3,638,451       1,707,244
Accumulated deficit               (5,034,093)     (2,812,775)
                                   -----------    ----------
                                    (595,642)       (305,531)
                                   -----------    ----------
                                   $1,665,586        $119,106
                                   ==========       =========
 See Notes to Financial Statements



                                          Telecommunication Products, Inc.
                                                   Statements of Operations
                                                                   ---------------------
                                                                   Year ended March  31,
                                                                   2004            2003

Revenues                                                       $  467,477
                                                                ----------
Expenses
Cost of sales                                                     222,183
General and
Administrative
Expenses                                                        2,385,648       $ 787,910
Research and
Development                                                                        24,500

Interest                                                           80,965
                                                               ----------       ---------

 Operating
 Expenses                                                       2,688,796         812,410

 Other income -
 Writeoff of
 Liabilities                                                                      385,935
                                                               ----------     -----------

Net Income
  (Loss)                                                       $(2,221,319)   $ (426,475)
                                                               ============   ==========

Basis and Diluted
   Earnings
   (Loss)
   Per Share
                                                                   $(.048)        $(.015)
                                                                   =======         ======
Weighted
average
shares
out-
standing                                                         46,485,000    27,062,000

See Notes to Financial Statements




                                              Telecommunication Products, Inc.
                                             Statement of Stockholders' Equity
                                             Years Ended March 31, 2004 and 2003
                         Common Stock          Preferred Stock   Accumulated       Total
                          Shares       Amount   Shares    Amount    Deficit

Balance, March 31, 2002  25,873,800  $1,234,744                  $(2,386,300)    $(1,151,556)

Issuance of common stock
 for services at $.15 per
 share based on
 value of services
 performed . . . . ..  .   1,950,000    292,500                                       292,500

Common stock issued for
 inventory at
 no value  per
 share . . . . . . ..   .  1,900,000

Conversion of debt . . .   1,000,000    180,000 800,000   800,000                     980,000

Net loss for the year. . . .                                        (426,475)        (426,475)

Balance, March 31, 2003. .30,723,800 $1,707,244  800,000 $800,000 $(2,812,775)       $305,531

Issuance of common stock
  for Hotel Movie Network  2,000,000

Issuance of common stock
 for services based
 on value of services
 performed . . . . . . .  21,855,369  1,384,738                                      1,384,738

Issuance of common stock
  As collateral for debt . 2,000,000

Common stock issued for
cash . . . . . . . . . . . 3,711,559    259,669                                        259,669

Issuance of common stock
 for debt . . . . . . . .  8,400,000    256,000                                        256,000

Issuance of common stock
 for past considerations   8,300,000

Issuance of common
 stock for
 litigation settlement       770,000     30,800                                        30,800

Common stock returned     (3,054,029)

Net loss for the period. .                                          (2,221,319)     (2,221,319)

Balance, March 31, 2004.  74,706,704  $3,638,451  800,000 $800,000 $(5,034,093)      $(595,642)

See Notes to Financial Statements
                                                 F-4

                                            Telecommunication Products, Inc.
                                                Statements of Cash Flows
                                          -------------------------------
                                                                              Years  ended  March
                                                                                    March  31,
                                                                               2004          2003
                                                                             -----------   ----------
Cash Flows from Operating Activities
Net income (loss). . . . . . . . . . . .                                     $(2,221,318)  $(426,475)
Adjustments to reconcile net income
 to net cash from operating activities
 Depreciation . . . . . . . . . . . . .                                           99,565       6,924

 Stock issued for
Services. . . . . . . . . . . . . . . .                                        1,415,538     292,500
Write off of
Liabilities . . . . . . . . . . . . .                                                       (385,935)
Decrease (increase) in:
Accounts receivable . . . . . . . . . .                                           36,643     112,305
Inventory . . . . . . . . . . . . . . .                                           11,794    (100,000)
Other assets. . . . . . . . . . . . . .                                                       60,812
Increase (decrease) in:
Accounts payable
and accrued
expenses. . . . . . . . . . . . . . . .                                           384,927   (110,126)
                                                                              -----------  -----------
Net cash provided (used)
By operating. . . . . . . . . . . . .                                            (272,851)  (549,995)
                                                                             ------------   ----------
 Cash Flows From Investing Activities
Acquisition of property
And equipment . . . . . . . . . . . . .                                            (2,059)
Acquisition Home
Movie Network,
Inc. net of cash acquired . . . . . . .                                           (66,716)
                                                                              -----------   ----------
Net cash provided (used)
in investing
activities. . . . . . . . . . . . . . .                                         (68,775)   (36,974)
                                                                              -----------   ----------
Cash Flows From Financing Activities
Increase in
bond payable. . . . . . . . . . . . . .                                                       75,000
Increase in
loans payable . . . . . . . . . . . . .                                            83,050    294,995
Proceeds from
sale of stock . . . . . . . . . . . .                                             259,669    180,000
Contribution of
Capital . . . . . . . . . . . . . . . .
                                                                                ---------  ---------
Net cash used by financing
Activities. . . . . . . . . . . . . . .                                           342,719    549,995
                                                                                ---------  ---------
Net increase
(decrease) in
cash                                                                                1,093
Cash, beginning
                                                                                 ---------  -------
Cash, ending                                                                       $1,093
                                                                                 =========  =======
Schedule of noncash investing and financing transactions

Common stock
issued for inventory                                                             $      -   $    -
Amounts Payable Converted
To preferred Stock                                                               $800,000
Common stock issued
For debt                                                                          256,000

See Notes to Financial Statements

                                                 F-5
Telecommunication Products, Inc.
Notes to Financial Statements

1. Summary of significant accounting policies

Nature of operations - Telecommunication Products, Inc. (referred to herein as "Telecommunication Products," the "Company" or "Telpro"), a technological development corporation, was incorporated in Colorado on June 8, 1983, The company was established as a developer of data compression technology.

With the acquisition of Hotel Movie Networks Inc. provided a revenue-positive operations infrastructure and an extensive network of contractors throughout the United States to both deploy new technology and expand product lines. Operations consist of on going pay-per-view movie rentals from hotel establishments and related services with these hotel establishments. The company previously was a development stage enterprise.

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt with original maturities of ninety days or less, to be cash equivalents.

Accounts receivable - The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable.

Fair value of financials instruments - The Company's financial instruments includes accounts receivable, accounts payable, notes payable and long-term debt. The fair market value of accounts receivable and accounts payable approximate their carrying values because their maturities are generally less than one year. Long-term notes receivable and debt obligations are estimated to approximate their carrying values based upon their stated interest rates.

Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and equipment - Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets generally of five to seven years.

Income taxes -The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce the deferred tax assets to the amount expected to be realized. Income tax expense is payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition - The Company's revenues are derived principally from the sale of satellite systems and pay-per-view movies to hotels. Revenue from the sale of satellite systems is recognized after the system has been installed, and there are no longer any material commitments to the customer. The Company recognizes revenue from the pay-per-view movies on the accrual basis. The
Company  bills  its  customers  for  the  month  that  services  are  performed.

Stock options - The Company accounts for stock options issued to employees in accordance with APB No.25.

The Company has elected to adopt the disclosure requirements of SFAS No.123 "Accounting for Stock-based Compensation". This statement requires that the Company provide proforma information regarding net income (loss) and income
(loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in SFAS No. 123. Additionally, SFAS No. 123 generally requires that the Company record options issued to non-employees, based on the fair value of the options.

Income (Loss) per share - Basic earnings per share includes no dilution and is computed by dividing net earnings (loss) available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings. During the years ended March 31, 2002 and 2001, there were no dilutive securities.

Recent accounting pronouncements

SFAS No. 149 - In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", to provide clarification on the meaning of an underlying, the characteristics of a derivative that contains financing components and the meaning of an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors. This statement will be applied prospectively and is effective for contracts entered into or modified after June 30, 2003. The statement will be applicable to existing contracts and new contracts relate to forward purchases or sales of when-issued securities or other securities that do not yet exist. The Company does not expect that the adoption of SFAS 149 will have a material effect on the Company's financial statements.

SFAS No. 150 - In May 2003, the FASB issued Statement of Financial Accounting Standards No 159 ("SFAS 150"), Accounting for certain financial instruments with characteristics of both liabilities and equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement will be effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principal for financial instruments created before the issuance date of the statement and existing at the beginning of the interim period of adoption. The Company does not expect that the adoption of SFAS 150 will have material effect on the Company's financial statements.

2. Purchase of assets of Hotel Movie Network, Inc.

On March 31, 2003 the Company agreed to purchased of Hotel Movie Network, Inc. The transaction wsas completed August 1, 2003. The acquisition was recorded as a purchase. The Company paid $150,000 and issued the securities. The securities were two million shares of common stock, a promissory note convertible into one million shares of Series A Preferred Stock, and a promissory note convertible for $1,276,809 convertible into an amount of preferred stock which has net to be determined (approximately 1,276,809 shares). The promissory note can be converted into preferred stock at $1per share. The transaction was recorded as follows:
Assets purchased from Hotel Movie Network, Inc.:

Cash                           $         8,284
Accounts  receivable                    97,047
Inventory                            1,283,160
Property  and  equipment               161,123
Total  assets  acquired              1,549,614

Liabilities  assumed  from  Hotel  Movie  Network,  Inc.:
Accounts  payable  and  accruals       110,936
Total  liabilities  assumed            110,936

Net  purchase  price                $1,438,678

The following unaudited pro forma summary presents the results of operations for the year ended March 31, 2004 of the Company as if the business combination had occurred on April 1, 2003.

Revenues                       $  720,519
Net  income  (loss)            $2,331,943)
Earnings  (loss)  per  share       $(.050)

The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the business combination had taken place at the date and on the basis assumed above.

In July 2002 two officers of the Hotel Movie Network, Inc. contributed a note receivable valued at $1,898,072 in exchange for the issuance of 25,000,000 shares of common stock. The note consisted of funds due from an entity, which had acquired the pay-per-view operations from the officers. That entity was an unrelated party. The note contributed was valued at its predecessor cost. The note has a collateral clause securing all of the assets of the pay-per-view operations. The note was in default and the Hotel Movie Network, Inc. immediately foreclosed on the note and acquired all of the pay-per-view assets and related liabilities. The assets and liabilities were recorded at the carrying value of the note.

3. Inventories

Inventories consist of finished goods.

On January 20, 2003 the Company acquired inventory for $100,000 ($95,000 is included in accounts payable) in cash and 1.9 million shares of common stock.

4. Note payable

The Company has a promissory note which bears interest at six percent and is unsecured. The note is due September, 2003. If the note is not paid at maturity, the unpaid balance and accrued interest shall bear interest at twelve percent.

5. Bond payable

The Company has a bond payable which bears interest at ten percent and is unsecured. The bond is due July, 2003. The Company has the right to extend the bond for another year under the same terms.

6. Preferred stock

The Company has 50,000,000 authorized shares of no par value preferred stock with rights and preferences as designated by the board of directors at the time of issuance. The board has designate one million shares as Series A $1 par value of which 800,000 shares have been issued and are outstanding. In order to comply with its requirement to acquire Hotel Movie Network, Inc. the board is planning to designate increase the authorization of its Series A preferred stock and to create a Series B preferred stock. These series shall be entitled to dividends proportionate to common shares that the preferred shares are convertible into common shares. In the event of liquidation, the preferred shares have a preference over the common shares.

Series B Preferred Stock may be convertible into restricted shares of Company's common stock commencing two years from the date of issuance at the rate of fifty percent of the total Preferred Shares (50%) per annum at a agreed to value of $2.00 per share for the first year and $3.00 per share for the second year subsequent to the Closing Date. The Company shall have the right to redeem the Series B Preferred Stock at anytime prior to conversion into common stock upon an agreement by all Parties as to the value of said stock.

7. Income taxes

There is no provision for income taxes since the Company has incurred net operating losses. Income taxes at the federal statutory rate is reconciled to the Company's actual income taxes as follows:

                                                                                          2004                 2003
Federal  income  tax  benefit  at   statutory  rate  (34%)                              $(827,000)         $(120,000)
State  income  tax  benefit net  of  federal  tax  effect                                 (62,000)           (11,000)
Deferred  income  tax  valuation  allowance                                                889,000           131,000
                                                                                         ---------          ----------

                                                                                       $     --              $      --

The  Company's  deferred  tax  assets  are  as  follows:
Net  operating  loss  carryforward                                                       $1,258,000        $ 442,000
Valuation  allowance                                                                     (1,258,000)        (442,000)
                                                                                         ----------       -- --------
                                                                                         $     --             $    --

At March 31, 2004, the Company has net operating loss carryforwards of $3.7 million which may be available to offset future taxable income through 2022.

8. Litigation

In July 2003, we were served with a lawsuit from William B. Krusheski in United States District court for Southern District of California. The complaint seeks in excess of $75,000 on a note allegedly due and $135,000 in other compensatory damages. In April 2004 the Company entered into a settlement agreement with incremental cash payments totaling $100,000 payable over the course of 4 months beginning May 15, 2004.

In March 2004 Mr. Dennis H. Johnston a former Director and General Counsel filed a lawsuit in the state of California seeking back salaries and stock for his 2 years of service to the Company. We believe the law suit filed by Mr. Johnston is frivolous and we have to date responded with a motion to strike and a motion for demurrer.

9. Going Concern

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses from operations which have resulted in an accumulated deficit of $5,034,093 at March 31, 2004, which together raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. Management believes that the Company will generate sufficient revenue and commissions through its licensing agreements and hotel pay-per-view to cover operating expenses in the future, although no assurance of this can be given.

The Company also has access the Equity Line of Credit provided by Dutchess Private Equities Fund which management believes will provide the necessary proceeds to continue operations.


10. Restatement of value of common stock to acquire inventory

On October 15, 2003 management revalued 1.9 million shares of common stock which had been issued to acquire inventory from $1 per share to no value per share. (See note 3). The result was to reduce the value of the inventory to the cash paid . Inventory was reduced b $1.9 million and common stock was also reduced by $1.9 million.

11. Equity line of credit

The Company has entered into an Investment Agreement with Dutchess Private Equities Fund L.P., also referred to as an Equity Line of Credit. This agreement provides that, following notice to Dutchess, The Company may put to Dutchess up to $5 million in shares of our common stock for a purchase price equal to 94% of the lowest closing bid price on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the U.S. market of the common stock for the 20 trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000. In turn, Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the sale of our stock by Dutchess either in the open market or to other investors through negotiated transactions. The agreement is subject to several conditions including successful registration of the securities. As of March 31, 2004 the Company has put 2,711,559 shares totaling $141,069.


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by B2Digital, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

All dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.


                               B2DIGITAL, INC.

                              FORMALLY KNOWN AS


                      TELECOMMUNICATION PRODUCTS, INC.

                              255,677,000 Shares of
                                  Common Stock

                                   PROSPECTUS
                                   ----------

                                August 12, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable,

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fees.

                                       Amount  to
                                       be  paid
                                       --------

SEC  Registration  Fee                $    245
Printing  and  Edgarizing  expenses   $  3,000
Legal  fees  and  expenses            $ 10,000
Accounting  fees  and  expenses       $  5,000
Blue  Sky  Fees                       $  3,000
Transfer  agent                       $  1,000
Stock  certificates                   $    200
Miscellaneous                         $  2,555

Total                                 $ 25,000





ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

In January 2002, we issued 19,231,092 shares of our common stock to our Chief Executive Officer, Robert C. Russell for the purchase of Inter leisure S A. The shares were issued at $.011 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In January 2002, we issued 381,000 shares of our common stock to Donald E. Ranniger for $.12 per share

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In January 2002, we issued 1,068,000 shares of our common stock to Indigo Consultants, Ltd. for the purchase of Inter leisure S A. The shares were issued at $.011 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In January 2002, we issued 1,068,000 shares of common stock to Baltic Ventures, Ltd. for the purchase of Inter leisure S A. The shares were issued at $.011 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In January 2002, we issued 1,068 shares of our common stock to Paul Egan for the purchase of Inter leisure S A. The shares were issued at $.011 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In February 2003, we issued 95,000 shares of our common stock to Worldnet Communications, Inc. for $1.00 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In February 2003, we issued 835,000 shares of our common stock to Omega Funding, Inc. for $1.00 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In February 2003, we issued 470,000 shares of our common stock to Christina Arenella for $1.00 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In February 2003, we issued 250,000 shares of our common stock to Larry Baker for $1.00 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In February 2003, we issued 250,000 shares of our common stock to Sophia Riddell for $1.00 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In February 2003, we issued 1,000,000 shares of common stock to Christian LaVarone for $.20 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In February 2003, we issued 2,000,000 shares of common stock to CSI Partners for $.001 as collateral for a loan.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In April 2003, we issued 2,000,000 shares of common stock to Coast Communications, Inc. as part of our acquisition of Hotel Movie Network, Inc.
The  securities  were  issued  at  $.20.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In April 2003, we issued 50,000 shares of our common stock to Jackie Giroux for $.20 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In September 2003, we issued 4,000,000 shares of our common stock to Multimedia Technology for $.04 per share.

We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

In September 2003, we issued 2,400,000 shares of common stock to Indigo Consultants for $.04 per share.

In February 2004, we issued 770,000 shares of common stock to John M Brazier for $.04 per share.


We  believe such issuance was exempt from the registration pursuant to Section 4
(2) of the Securities Act and any, regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

EXHIBITS

In the following table the "Company" refers to B2Digital, Inc. f/k/a Telecommunication Products, Inc.

3.1 Restated Articles of Incorporation (filed as Exhibit 3.3 to the Company's Form 8-K filed on October 19, 2001 and incorporated by reference herein).

3.2 Bylaws (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-18, Registration No. 2-86781-D and incorporated herein by reference).

4.1 Non-Employee Directors and Consultants Retainer Stock Plan, dated January 22, 2002 (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed on January 29, 2002 and incorporated herein by reference).

4.2 Employee Stock Incentive Plan, dated January 22, 2002 (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 filed on January 29, 2002 and incorporated herein by reference).

5.1  Opinion  of  Counsel

10.1 Employment Agreement dated January 25, 2002, with Robert C. Russell (filed as Exhibit 10.1 to the Company's Form 10-KSB filed on July 1, 2002 and incorporated herein by reference).

10.2 Employment Agreement dated January 25, 2002, with Dennis H. Johnston (filed as Exhibit 10.2 to the Company's Form 10-KSB filed on July 1, 2002 and incorporated herein by reference).

10.3  Consulting  Agreement between the Company and CSI Partners, Ltd. (filed as
Exhibit 11.2 to the Company's Form 10-KSB filed on July 1, 2002 and incorporated herein by reference).

10.4 Acquisition Agreement between the Company and Coast Communications, Inc. dated March 31, 2003 (filed as Exhibit 10.1 to the Company's Form 8-K filed on April 18, 2003 and incorporated herein by reference).

10.5 Employment Agreements with Paul La Barre and Ernest McKay (filed as Exhibit
10.2 to the Company's Form 8-K filed on April 18, 2003 and incorporated herein by reference).

10.6 Promissory notes related to the Acquisition Agreement between the Company and Coast Communications, Inc. dated March 31, 2003 (filed as Exhibit 10.3 to the Company's Form 8-K filed on April 18, 2003 and incorporated herein by reference).

10.7 Security Agreement related to the Acquisition Agreement between the Company and Coast Communications, Inc. dated March 31, 2003 (filed as Exhibit 10.4 to the Company's Form 8-K filed on April 18, 2003 and incorporated herein by reference).

10.8 UCC-1 related to the Acquisition Agreement between the Company and Coast Communications, Inc. dated March 31, 2003 (filed as Exhibit 10.5 to the
Company's Form 8-K filed on April 18, 2003 and incorporated herein by reference).

10.9 List of assets related to the Acquisition Agreement between the Company and Coast Communications, Inc. dated March 31, 2003 (filed as Exhibit 10.6 to the Company's Form 8-K filed on April 18, 2003 and incorporated herein by reference).

10.10 Schedule 1 Employment Agreements with Paul La Barre and Ernest McKay; (filed as Exhibit 10.2 to the Company's Form 8-K filed on April 18, 2003 and incorporated by reference to 8-K filed April 18, 2003)

10.11 Promissory Note between the Company and Coast Communications, Inc. dated dated March 31, 2003 (filed as Exhibit 11.2 to the Company's Form 10-KSB filed on July 25, 2002 and incorporated herein by reference).

10.12 Agreement between the Company and Benchmark Securities, Inc., dated January 16, 2003 (filed as Exhibit 11.1 to the Company's Form 10-KSB filed on July 1, 2002 and incorporated herein by reference).

10.13 Asset Purchase Agreement between the Company and Omega Funding, Inc., dated January 20, 2003 (filed as Exhibit 2.1 to the Company's Form 8-K on January 31, 2003 and incorporated herein by reference).

10.14 Investment Agreement between the Company and Equities First Private Equities Fund, LP dated September 5, 2003 (filed as Exhibit 10.1 to the Company's Form 8-K on September 9, 2003 and incorporated herein by reference).

10.15 Registration Rights Agreement between the Company and Equities First Private Equities Fund, LP dated September 5, 2003 (filed as Exhibit 10.2 to the Company's Form 8-K on September 9, 2003 and incorporated herein by reference).

10.16 Placement Agent Agreement between the Company and Park Capital Securities, LLC and Equities First Private Equities Fund, LP dated August 28, 2003 (filed as
Exhibit 10.3 to the Company's Form 8-K on September 9, 2003 and incorporated herein by reference).

10.17 Asset Purchase agreement between the Registrant and Eagle west Communications, Inc. dated April 3, 2004 "Incorporated by reference to 8-K filed April 5, 2004

10.18 Marketing and Services Agreement between the Registrant and InnNovations Multimedia Systems Inc dated April 12, 2004 "Incorporated by reference to
8-K  filed  April  12,  2004.

10.19 Member interest Purchase agreement between the Registrant and B2Networks, Inc. dated April 23, 2004 "Incorporated by reference to 8-K filed April 23, 2004.

10.20 Consulting agreement with Roger Green dated February 4, 2004 (Incorporated by reference to an S-8 plan dated May 4, 2004

14.1  Code of Ethics "Incorporated by reference to 10KSB filed July 19 2004

23.1  Consent  of  Counsel  (contained  in  Exhibit  5.1)

23.2  Consent  of  Larry  O'Donnell,  CPA,  P.C.


UNDERTAKINGS

The  Company  hereby  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include  any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Beverly Hills California, August 11, 2004.

B2DIGITAL, INC.

..



By:   /s/  Robert  C.  Russell
     ----------------------
     Robert  C.  Russell,  President,  CEO  and  Director





Each person whose signature appears below appoints Robert C. Russell as his attorney-in-fact, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of B2Digital and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, herby ratifying and confirming all the said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:



Signature               Title                               Date
---------               -----                               ----
/s/  Robert  C.  Russell                                  August 12,2004
--------------------
President,  Chief  Executive  Officer,  and  Director



/s/  Marcia  A.  Pearlstein                               August 12,2004
-------------------         Interim  Chief  Financial  Officer
Marcia  A.  Pearlstein     (Principal  Financial  Officer and
                            Principal  Accounting  Officer)

/s/  Igor  Loginau
-------------------       Director
Igor  Loginau                                             August 12,2004